Exhibit 99.1

Abbott Reports First-Quarter 2014 Results

– First-Quarter Ongoing EPS of $0.41, Above Previous Guidance Range
of $0.34 to $0.36 (GAAP EPS from Continuing Operations of $0.22)  –

– Confirms Full-Year 2014 EPS Guidance –

– Launches Multiple New Products Across Diverse Business Portfolio; Completes
Enrollment in Key Absorb™ Randomized Trials –

Abbott Contacts:

Financial: Brian Yoor (847) 937-6343 Tina Ventura (847) 935-9390 Scott Leinenweber (847) 935-1898 Media: Scott Stoffel (847) 936-9502 Angela Duff (847) 938-6894	ABBOTT PARK, Ill., April 16, 2014 — Abbott today announced financial results for the first quarter ended March 31, 2014.

• Ongoing diluted EPS was $0.41 in the first quarter, above the previous guidance range of $0.34 to $0.36; reported diluted EPS from continuing operations under GAAP was $0.22.

•                  Abbott is confirming its full-year 2014 ongoing EPS guidance of $2.16 to $2.26 that reflects double-digit growth at the mid-point of the guidance range. Projected full-year 2014 EPS from continuing operations under GAAP is $1.13 to $1.23.

•                  Excluding foreign exchange, first-quarter worldwide sales increased 0.5 percent on an operational basis and decreased 2.5 percent on a reported basis, including an unfavorable 3.0 percent effect of foreign exchange.

•                  Abbott launched several new products in the first quarter. Highlights include the Supera® peripheral stent in the U.S. for the treatment of blockages in the superficial femoral artery (SFA); the TECNIS® Toric and TECNIS OptiBlue Preloaded intraocular lenses (IOL) in Japan; Similac® with OptiGRO™ in the U.S., Eleva™ infant formula in China, and several other new product launches in Nutrition globally; and a new diabetes test on the ARCHITECT platform in the U.S.

•                  Patient enrollment is completed in the randomized clinical trials in the U.S., China and Japan for regulatory submission of Absorb, Abbott’s drug-eluting coronary bioresorbable vascular scaffold (BVS).

“We are off to a good start, and we continue to expect accelerating performance beginning in the second quarter as we target another year of double-digit ongoing earnings-per-share growth,” said Miles D. White, chairman and chief executive officer, Abbott.

First-Quarter Business Overview

Following are sales by business segment and commentary for the first quarter:

Total Company

($ in millions)

				% Change vs. 1Q13
	Sales 1Q14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total *	1,489	3,755	5,244	(2.9)	1.8	(2.3)	0.5	(2.5)
Nutrition	689	942	1,631	(4.0)	(0.1)	(4.0)	(1.7)	(4.0)
Diagnostics	310	807	1,117	6.0	4.7	1.4	5.1	2.6
Established Pharmaceuticals	—	1,151	1,151	n/a	(0.7)	(6.6)	(0.7)	(6.6)
Medical Devices	468	844	1,312	(6.8)	4.7	2.2	0.3	(1.2)

* Total Abbott Sales include Other Sales of $33 million.

n/a = Not Applicable.

Note: Operational growth reflects percentage change over the prior year excluding the impact of exchange rates.

First-quarter 2014 worldwide sales of $5.2 billion increased 0.5 percent on an operational basis and decreased 2.5 percent on a reported basis, including an unfavorable 3.0 percent effect of foreign exchange.

International sales, which comprise more than 70 percent of total Abbott sales, increased 1.8 percent on an operational basis and decreased 2.3 percent on a reported basis in the first quarter. The August 2013 sales disruption in International Nutrition and the timing of supply of key products in Established Pharmaceuticals, primarily related to an expected plant shutdown for capacity expansion purposes, are estimated to have reduced Abbott’s international sales growth by approximately 2.6 percentage points.

Nutrition

($ in millions)

				% Change vs. 1Q13
	Sales 1Q14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total	689	942	1,631	(4.0)	(0.1)	(4.0)	(1.7)	(4.0)
Pediatric	365	544	909	(5.2)	(7.7)	(10.5)	(6.7)	(8.5)
Adult	324	398	722	(2.7)	12.4	6.6	5.2	2.2

Worldwide Nutrition sales decreased 1.7 percent in the first quarter on an operational basis and 4.0 percent on a reported basis, including an unfavorable 2.3 percent effect of foreign exchange.

Worldwide Pediatric Nutrition sales decreased 6.7 percent on an operational basis and 8.5 percent on a reported basis in the quarter, including an unfavorable 1.8 percent effect of foreign exchange. International Pediatric Nutrition sales decreased 7.7 percent on an operational basis and were impacted by a previously reported supplier recall in August 2013 in certain international markets. The sales disruption is estimated to have impacted the year-over-year sales growth comparison in International Pediatric Nutrition by approximately $75 million in the first quarter. Abbott is recapturing share in the affected markets and plans to launch a number of new products globally in 2014, including a new infant formula, Eleva, recently launched in China.

Worldwide Adult Nutrition sales increased 5.2 percent on an operational basis and 2.2 percent on a reported basis in the quarter, including an unfavorable 3.0 percent effect of foreign exchange. Sales growth in the quarter was led by strong growth of Ensure® and continued expansion of the adult nutrition market. International Adult Nutrition sales grew 12.4 percent on an operational basis, driven by strong growth in emerging markets. U.S. Adult Nutrition sales growth was impacted by Abbott’s exit from its non-core nutritional device business as part of the division’s margin improvement initiative and a soft retail environment driven in part by severe winter weather. Abbott continues to shape and grow priority international markets and expects to launch several new products in 2014, including the launch of a new adult brand in Japan, Abbott’s largest adult nutrition market outside of the U.S.

In 2014, Abbott expects to increase its global capacity to meet demand with three new manufacturing facilities scheduled to come on line in China, India and the U.S. in the second quarter. In addition, this business remains on track to achieve an operating margin ratio of more than 20 percent of sales by 2015.

Diagnostics

($ in millions)

				% Change vs. 1Q13
	Sales 1Q14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total	310	807	1,117	6.0	4.7	1.4	5.1	2.6
Core Laboratory	182	723	905	11.1	3.9	0.5	5.3	2.4
Molecular	46	65	111	(3.0)	12.6	10.9	5.6	4.6
Point of Care	82	19	101	1.0	10.0	7.7	2.7	2.2

Worldwide Diagnostics sales increased 5.1 percent in the first quarter on an operational basis and 2.6 percent on a reported basis, including an unfavorable 2.5 percent effect of foreign exchange. This business continues to invest in the development of several next-generation diagnostic platforms across all of its business units that are designed to positively impact patient care, improve service to customers, enhance laboratory productivity and reduce costs.

Core Laboratory Diagnostics sales increased 5.3 percent in the quarter on an operational basis and 2.4 percent on a reported basis, including an unfavorable 2.9 percent effect of foreign exchange. U.S. sales growth of 11.1 percent was primarily the result of several large health system customers selecting Abbott’s integrated and flexible solutions to manage large testing volumes and increase operational efficiencies. International sales growth of 3.9 percent on an operational basis was driven by strong growth in emerging markets. In April, Abbott broadened its U.S. ARCHITECT menu with the launch of a Clinical Chemistry Hemoglobin A1c (HbA1c) test. Abbott’s HbA1c test is designed to aid physicians with the diagnosis and monitoring of diabetes, as well as with identifying people at risk for developing diabetes.

Molecular Diagnostics sales increased 5.6 percent in the quarter on an operational basis and 4.6 percent on a reported basis, including an unfavorable 1.0 percent effect of foreign exchange. International sales, which represent nearly 60 percent of total Molecular Diagnostics sales, increased 12.6 percent on an operational basis driven by continued strong growth in infectious disease testing, particularly in emerging markets. In the U.S., strong growth in infectious disease testing was offset by a sales decline related to the completion of a distribution agreement in 2013.

Point of Care Diagnostics sales increased 2.7 percent in the quarter on an operational basis driven by international sales growth of 10.0 percent as this business continues to gain momentum in select European and emerging markets. Reported sales increased 2.2 percent, including an unfavorable 0.5 percent effect of foreign exchange.

Established Pharmaceuticals

($ in millions)

				% Change vs. 1Q13
	Sales 1Q14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total	—	1,151	1,151	n/a	(0.7)	(6.6)	(0.7)	(6.6)
Developed and Other Markets	—	620	620	n/a	(1.5)	(4.2)	(1.5)	(4.2)
Key Emerging Markets	—	531	531	n/a	0.2	(9.2)	0.2	(9.2)

n/a = Not Applicable.

Established Pharmaceuticals sales decreased 0.7 percent in the first quarter on an operational basis and 6.6 percent on a reported basis, including an unfavorable 5.9 percent effect of foreign exchange.

Developed and Other Markets include developed markets, such as Western Europe and Japan, and other emerging markets globally. Sales in these geographies decreased 1.5 percent in the quarter on an operational basis and 4.2 percent on a reported basis, including an unfavorable 2.7 percent effect of foreign exchange. Sales performance in developed markets was in line with expectations, partially offset by better than expected performance in several emerging markets in the quarter.

Key Emerging Markets include India, Russia, Brazil, and China along with ten additional emerging markets that represent the most attractive long-term growth opportunities for Abbott’s branded generic product portfolio. Sales in these geographies increased 0.2 percent on an operational basis in the quarter and decreased 9.2 percent on a reported basis, including an unfavorable 9.4 percent effect of foreign exchange. Sales performance in the quarter was impacted by the timing of supply of key products in Abbott’s women’s health portfolio, primarily related to an expected plant shutdown for capacity expansion purposes. Abbott continues to expect sales growth in Key Emerging Markets to accelerate throughout the year.

Medical Devices

($ in millions)

				% Change vs. 1Q13
	Sales 1Q14				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported
Total	468	844	1,312	(6.8)	4.7	2.2	0.3	(1.2)
Vascular	265	473	738	(3.7)	3.7	1.4	1.0	(0.5)
Diabetes Care	97	186	283	(27.6)	3.8	2.0	(9.5)	(10.5)
Medical Optics	106	185	291	14.0	8.0	4.3	10.0	7.6

Vascular Product Lines:
DES/BVS(a)	111	257	368	(12.1)	2.3	(1.5)	(2.4)	(4.9)
Other Coronary Products(b)	48	97	145	2.7	(1.6)	(2.7)	(0.2)	(1.0)
Endovascular(c)	59	62	121	(0.5)	13.4	13.0	6.2	6.0

(a) Includes drug-eluting stents and bioresorbable vascular scaffold (BVS) product portfolio.

(b) Includes guide wires, balloon catheters and other coronary products.

(c) Includes vessel closure, carotid stents and other peripheral products.

Worldwide Medical Devices sales increased 0.3 percent in the first quarter on an operational basis and decreased 1.2 percent on a reported basis, including an unfavorable 1.5 percent effect of foreign exchange.

Worldwide sales of Vascular products increased 1.0 percent in the quarter on an operational basis and decreased 0.5 percent on a reported basis, including an unfavorable 1.5 percent impact of foreign exchange. International sales comprise approximately 65 percent of the total Vascular business and increased 3.7 percent operationally, driven by continued share gains of the XIENCE Xpedition® drug-eluting stent and Absorb; sales growth of MitraClip®, Abbott’s first-in-class device for the treatment of mitral regurgitation; and double-digit growth in Endovascular products. U.S. sales performance was impacted by a decline in drug-eluting stent market share and a year-over-year market decline. In March, Abbott received U.S. FDA approval for its Supera peripheral stent for the treatment of blockages in the superficial femoral artery (SFA) and proximal popliteal artery (PPA) in the upper leg. Recently released clinical data at the American College of Cardiology (ACC) medical meeting for MitraClip and Absorb continues to demonstrate positive long-term outcomes and durability of performance. In addition, patient enrollment is completed in the randomized clinical trials in the U.S., China and Japan for regulatory submission of Absorb.

Worldwide Diabetes Care sales decreased 9.5 percent in the quarter on an operational basis and 10.5 percent on a reported basis, including an unfavorable 1.0 percent effect of foreign exchange. As expected, U.S. growth was impacted by CMS reimbursement reductions and competitive dynamics, and was partially offset by international sales growth of 3.8 percent on an operational basis driven by strong double-digit growth in emerging markets.

Worldwide Medical Optics sales increased 10.0 percent in the quarter on an operational basis and 7.6 percent on a reported basis, including an unfavorable 2.4 percent effect of foreign exchange. Sales of cataract products, which represent more than 65 percent of Medical Optics sales, increased strong double digits, outpacing the growth of the global cataract market. This performance was driven by continued share gains of a number of new products launched in 2013, including the TECNIS OptiBlue IOL in Japan and the TECNIS Toric IOL in the U.S., as well as further penetration of Abbott’s Catalys® Precision Laser System for cataract surgery. In Japan, in the first quarter, Abbott launched the TECNIS Toric IOL, which addresses astigmatism, and the TECNIS OptiBlue Preloaded IOL, which improves ease of use for cataract surgeons and enhances the predictability of the procedure.

Abbott confirms its full-year 2014 earnings-per-share guidance range

Abbott is confirming its full-year 2014 ongoing earnings-per-share guidance of $2.16 to $2.26, representing double-digit growth at the mid-point of the guidance range.

Abbott continues to forecast net specified items for the full year 2014 of $1.03 per share. Specified items include intangible amortization expense, charges associated with cost reduction initiatives, as well as tax expense associated with a one-time repatriation of 2014 ex-U.S. earnings, partially offset by a favorable adjustment to tax expense related to the resolution of various tax positions from previous years. Including these net specified items, projected earnings per share from continuing operations under Generally Accepted Accounting Principles (GAAP) would be $1.13 to $1.23 for the full year 2014.

Abbott declares 361st quarterly dividend

On Feb. 21, 2014, the board of directors of Abbott declared the company’s quarterly dividend of $0.22 per share. Abbott’s cash dividend is payable May 15, 2014, to shareholders of record at the close of business on April 15, 2014.

Abbott is a member of the S&P 500 Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for 25 consecutive years.

About Abbott

Abbott (NYSE: ABT) is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 69,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

Abbott will webcast its live first-quarter earnings conference call through its Investor Relations website at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2013, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Quarter Ended March 31, 2014 and 2013

(in millions, except per share data)

(unaudited)

	1Q14	1Q13	% Change
Net Sales	$5,244	$5,378	(2.5)

Cost of products sold, excluding amortization expense	2,470	2,432	1.6
Amortization of intangible assets	174	199	(12.6)
Research and development	387	346	11.6	1)
Selling, general, and administrative	1,762	1,786	(1.3)
Total Operating Cost and Expenses	4,793	4,763	0.6

Operating earnings	451	615	(26.6)	1)

Interest expense, net	23	26	(10.0)
Net foreign exchange (gain) loss	2	29	(91.7)
Other (income) expense, net	3	6	(52.2)
Earnings from Continuing Operations before taxes	423	554	(23.7)

Taxes on Earnings from Continuing Operations	84	10	n/m	2)
Earnings from Continuing Operations	339	544	(37.7)

Earnings from Discontinued Operations, net of taxes	36	—	n/m	3)

Net Earnings	$375	$544	(31.1)

Net Earnings from Continuing Operations, excluding Specified Items, as described below	$641	$674	(5.0)	4)

Diluted Earnings per Common Share from Continuing Operations	$0.22	$0.34	(35.3)

Diluted Earnings per Common Share from Discontinued Operations	0.02	—	n/m

Diluted Earnings per Common Share	$0.24	$0.34	(29.4)

Diluted Earnings per Common Share from Continuing Operations, excluding Specified Items, as described below	$0.41	$0.42	(2.4)	4)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,548	1,586

1)             Increase in expense and reduction in Operating earnings due in part to specified items related to cost reduction initiatives.

2)             Increase over prior year is a result of specified items, including non-recurring 2013 benefits of U.S. tax law changes enacted in 2013 related to 2012 results, and 2014 current quarter tax expense associated with a one-time repatriation of 2014 ex-U.S. earnings, offset by a favorable adjustment to 2014 tax expense related to the resolution of various tax positions from previous years.

3)             2014 Earnings from Discontinued Operations, net of taxes, includes a favorable adjustment to tax expense of $36 million, or $0.02 per share, as a result of the resolution of various tax positions from previous years related to AbbVie operations.

4)             2014 Net Earnings from Continuing Operations, excluding Specified Items, excludes net after-tax charges of $302 million, or $0.19 per share, for intangible amortization expense; expenses associated with cost reduction initiatives; as well as current quarter tax expense associated with a one-time repatriation of 2014 ex-U.S. earnings, partially offset by a favorable adjustment to tax expense related to the resolution of various tax positions from previous years.

2013 Net Earnings, excluding Specified Items, excludes after-tax charges of $233 million, or $0.15 per share, for intangible amortization expense, cost reduction initiatives and other costs. These items were partially offset by a favorable adjustment to tax expense of $103 million, or $0.07 per share, for the impact of U.S. tax law changes enacted in 2013 related to 2012 results.

NOTES:

a)             See tables on page 9 for an explanation of certain non-GAAP financial information.

n/m = Percent change is not meaningful.

Non-GAAP Reconciliation of Financial Information

Abbott Laboratories and Subsidiaries

Non-GAAP Reconciliation of Financial Information

First Quarter Ended March 31, 2014 and 2013

(in millions, except per share data)

(unaudited)

	1Q14
	As Reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization Expense	$174	$(174)	—
Gross Margin	2,600	230	$2,830	54.0%
R&D	387	(49)	338	6.4%
SG&A	1,762	(87)	1,675	31.9%
Other (Income) Expense, Net	3	(2)	1
Earnings from Continuing Operations before taxes	423	368	791
Taxes on Earnings from Continuing Operations	84	66	150
Net Earnings from Continuing Operations	339	302	641
Diluted Earnings per Share from Continuing Operations	$0.22	$0.19	$0.41

Specified items reflect intangible amortization expense of $174 million and other expenses, primarily associated with cost reduction initiatives of $194 million, as well as current quarter tax expense of $75 million associated with a one-time repatriation of 2014 ex-U.S. earnings, partially offset by a favorable adjustment to tax expense of $71 million related to the resolution of various tax positions from previous years.

	1Q13
	As Reported (GAAP)	Specified Items	As Adjusted	% to Sales

Intangible Amortization Expense	$199	$(199)	—
Gross Margin	2,747	253	$3,000	55.8%
R&D	346	3	349	6.5%
SG&A	1,786	(31)	1,755	32.6%
Net Foreign Exchange (Gain) Loss	29	(15)	14
Other (Income) Expense, Net	6	(3)	3
Earnings from Continuing Operations before taxes	554	299	853
Taxes on Earnings from Continuing Operations	10	169	179
Net Earnings from Continuing Operations	544	130	674
Diluted Earnings per Share from Continuing Operations	$0.34	$0.08	$0.42

Specified items, as previously identified in Abbott’s earnings release dated April 17, 2013, reflect intangible amortization expense of $199 million and other expenses, primarily associated with cost reduction initiatives of $100 million, as well as a favorable tax expense adjustment of $103 million for the impact of U.S. tax law changes enacted in 2013 related to 2012 results.

Tax Rate Reconciliation

A reconciliation of the first-quarter tax rates for 2014 and 2013 is shown below:

	1Q14
(dollars in millions)	Pre-Tax Income 1)	Taxes on Earnings	Tax Rate
As reported (GAAP)	$423	$84	19.8%
Specified items	368	66		2)
Excluding specified items	$791	$150	19.0%

	1Q13
(dollars in millions)	Pre-Tax Income 1)	Taxes on Earnings	Tax Rate
As reported (GAAP)	$554	$10	1.8%
Specified items	299	169		3)
Excluding specified items	$853	$179	21.0%

1)             Earnings from Continuing Operations before income taxes.

2)             Specified items include current quarter tax expense of $75 million associated with a one-time repatriation of 2014 ex-U.S. earnings, offset by a favorable adjustment to tax expense of $71 million related to the resolution of various tax positions from previous years.

3)             Specified items include a favorable adjustment to tax expense of $103 million for the impact of U.S. tax law changes enacted in 2013 related to 2012 results.

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